UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 22, 2007

SAVVIS, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-29375	43-1809960
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1 SAVVIS Parkway, Town & Country, Missouri	63017
(Address of Principal Executive Office)	(Zip Code)

Registrant’s telephone number, including area code: (314) 628-7000

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 2.01. COMPLETION OF ACQUISITION OR DISPOSITION OF ASSETS.

On January 22, 2007, pursuant to the Purchase Agreement dated December 23, 2006, by and among SAVVIS, Inc., a Delaware corporation (“SAVVIS”), Level 3 Communications, Inc., a Delaware corporation (“Level 3”) and the other entities that are signatories thereto, SAVVIS completed the previously announced sale of substantially all of its assets related to its content delivery network services to Level 3 for $135 million, before certain working capital adjustments, and the assumption of certain liabilities. SAVVIS expects that net proceeds from the sale will be approximately $125 million after fees, expenses and taxes.

ITEM 5.02. DEPARTURE OF DIRECTORS OR PRINCIPAL OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF PRINCIPAL OFFICERS.

(b) Effective January 23, 2007, David A. Walsh resigned from the Board of Directors of SAVVIS. Mr. Walsh is a managing director of One Equity Partners LLC (“OEP”), and he resigned following the sale by OEP, through its affiliate MLT, LLC, of its entire ownership interest in SAVVIS’ common stock.

ITEM 9.01. FINANCIAL STATEMENTS AND EXHIBITS.

(b) Pro Forma Financial Information.

The unaudited pro forma condensed consolidated financial statements required by Item 9.01(b) of Form 8–K were previously filed by the registrant under Item 8.01 to a Current Report on Form 8-K filed with the U.S. Securities and Exchange Commission on December 28, 2006, and are incorporated herein by reference.

(d)	Exhibits.

Exhibit No.	Description

2.1	Purchase Agreement dated as of December 23, 2006, by and among SAVVIS, Inc., SAVVIS Communications Corporation, the foreign entities that are signatories thereto, Level 3 Communications, LLC, and Level 3 Communications, Inc. (previously filed as Exhibit 2.1 to a Current Report on Form 8-K dated December 28, 2006).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SAVVIS, INC.

Date: January 24, 2007	By:	/s/ Jeffrey H. VonDeylen
		Name:	Jeffrey H. VonDeylen
		Title:	Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

2.1	Purchase Agreement dated as of December 23, 2006, by and among SAVVIS, Inc., SAVVIS Communications Corporation, the foreign entities that are signatories thereto, Level 3 Communications, LLC, and Level 3 Communications, Inc. (previously filed as Exhibit 2.1 to a Current Report on Form 8-K dated December 28, 2006).